EXHIBIT 16.1

June 22, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Citizens, Inc.’s Form 8-K dated June 22, 2021, and have the following comments:

1. We agree with the statements made in the second and fourth paragraphs.
2. We have no basis on which to agree or disagree with the statements made in the first and third paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP